SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                      FORM N-8A

     NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              Name:  BARON CAPITAL FUNDS TRUST

        Address of Principal Business Office (No. & Street, State, Zip
     Code):

                              c/o Linda S. Martinson
                              767 Fifth Avenue
                              New York, New York  10153

                       Telephone Number (including area code):
                                    (212) 583-2000

                  Name and address of agent for service of process:

                              c/o Linda S. Martinson
                              767 Fifth Avenue
                              New York, New York  10153

     CHECK APPROPRIATE BOX:

           Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]


                                      SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 21st day of November, 1997.

                                         BARON CAPITAL FUNDS TRUST

                                         By: /s/ Linda S. Martinson
                                             __________________________
                                             Linda S. Martinson
                                             Sponsor
     Attest:
     /s/ Peggy Wong
     __________________
     Peggy Wong